Exhibit 99.1

Cutter & Buck Announces Quarterly Results

SEATTLE, March 15, 2004. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced results of its third quarter and nine months ended January 31, 2004.

For the quarter ended January 31, we had the following results:

In millions, except percentage and per share data	2004	2003
Net Sales	$22.5	$25.6
Gross Profit	$10.0	$10.0
Gross Profit %	44.5%	39.0%
Net Income (Loss)	$(0.9)	$(9.7)
Earnings (Loss) Per Share	$(0.08)	$(0.91)

For the nine months ended January 31, we had the following results:

In millions, except percentage and per share data	2004	2003
Net Sales	$90.0	$95.4
Gross Profit	$41.0	$38.7
Gross Profit %	45.5%	40.6%
Net Income (Loss)	$2.3	$(11.0)
Earnings (Loss) Per Share	$0.21	$(1.04)

Balance Sheet Summary

In millions	January 31, 2004	April 30, 2003	January 31, 2003
Cash and Investments	$42.0	$18.9	$15.8
Accounts Receivable	$13.2	$24.3	$15.9
Inventories	$24.5	$34.5	$37.8
Working Capital	$70.1	$65.6	$67.5
Shareholders’ Equity	$74.6	$72.0	$73.0

Management Viewpoint:

This quarter continues the recent pattern of profitable results from our ongoing wholesale business*, driven by improvements in gross profit dollars and reductions in expenses.  These are the results of the company’s priorities: to improve our core business to generate good profitability, to dispose of the residual issues associated with the 2002 restatement of earnings, and to invest in key areas to enable growth in the future.

The Cutter & Buck brand is well received by our  target upscale consumers. We position the Cutter & Buck brand as a prestigious sportswear line, with fine products and selective distribution.  We have made a decision not to reach for sales which are inconsistent with that positioning.   We have invested in design talent, and have introduced updated product lines at recent trade shows. Our “Annika by Cutter & Buck” line, designed in collaboration with the great golfer Annika Sorenstam, will be available in selected golf and specialty retail stores in late June.

We are continuing to improve all processes in the company in order to provide superior customer service and shareholder profits.  These improvements show up in both the improved gross profits and the control of operating costs.

Because some of our markets are still soft, and the lead times for our new products are long, we remain relatively cautious about sales for the next six months in relation to last year.   We expect pressure on  margins in the fourth quarter  because of routine, seasonal liquidations.   We currently anticipate that operating expenses before restatement costs will be in line with recent history.

Third Quarter

•      The $0.9 million net loss for the quarter ended January 31, 2004 includes $40 thousand pretax profit from our ongoing wholesale business.  The net loss also includes $1.2 million of pretax expenses related to the 2002 restatement of prior years’ earnings.  A full reconciliation of these numbers to the Generally Accepted Accounting Principles presentation is shown in Table B attached.

•      The $40 thousand pretax profit from the ongoing wholesale business for the third quarter of FY 2004 compares favorably to the $1.6 million pretax loss in the same period of FY 2003.

•      For the third quarter of FY 2004, gross profit dollars were up by $0.1 million even though sales were down $3 million compared to the third quarter of FY 2003.  We have been emphasizing profitable sales, intensively managing our product allowances and returns, and improving our sourcing and product pricing.

•      For the third quarter of FY 2004, we achieved a gross profit of 44.5%, which compares favorably to the 39.0% gross profit in the same period of FY 2003.

Year to Date

•      The $2.3 million net income for the nine months ended January 31, 2004 includes $7.9 million pretax profit from our ongoing wholesale business.  The net income also includes $4.5 million pretax restatement expenses, including expenses to settle the shareholder lawsuits and the SEC investigation.  A full reconciliation of these numbers to the Generally Accepted Accounting Principles presentation is shown in Table B attached.

•      The $7.9 million pretax profit from the ongoing wholesale business for the first nine months of FY 2004 compares favorably to the $2.2 million pretax profit in the same period of FY 2003.

•      For the first nine months of FY 2004, gross profit dollars were up by $2.3 million even though sales were down $5.4 million compared to the first nine months of FY 2003.

Balance Sheet

Compared to our January 31, 2003 balance sheet, at January 31, 2004 our:

•      Accounts receivable were down $2.7 million.

•      Inventory was down $13.3 million.

•      Accounts payable and accrued liabilities were down $3.6 million.

•      Cash (including restricted cash) and short-term investments were up $26.2 million.

In addition, our free cash flow was $24.5 million for the first nine months of FY 2004.  We define free cash flow as cash provided by operating activities less capital expenditures.

Update on residuals of the 2002 restatement

As we announced on February 12, 2004, the federal court issued an order rejecting the company’s claims against Genesis Insurance Company.   We disagree with the court’s ruling, and have asked the court to alter that decision.  We have also filed an appeal with the Ninth Circuit Court of Appeals.

In our claim against Genesis, we had sought reinstatement of our directors’ and officers’ liability insurance policy, which we claimed had been improperly rescinded by them in 2002. Despite the court’s ruling, we continue to believe that an insurance company which issues a policy with knowledge of the underlying facts, does not have the right to rescind the policy later because of those facts.

The accruals for retention expense will cease at the end of March. We will continue to incur expenses for indemnifying former officers dealing with the SEC and Department of Justice.  We are unable to forecast these expenditures.

This week, 176,500 stock options will vest.  These were granted to employees eighteen months ago as an incentive for them to stay and work through the turnaround and restatement-related issues.  Because of the company’s recent success and the improvement in its stock price,  it is the first time in some years that employees have significant numbers of options in the money, and we expect some employee stock sales.  Directors and executive officers will not be in the market during the time the company is active in the stock repurchase program announced today.

* Definition of Ongoing Wholesale Business:

Our ongoing wholesale business includes designing, sourcing, marketing and distributing high-quality sportswear to golf and specialty retailers, corporations and international distributors and licensees.  A reconciliation of the results of our ongoing wholesale business to the Generally Accepted Accounting Principles presentation is shown in Table B attached.

Conference Call:

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters.  The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, March 15, 2004.  To listen to the conference call, go to http://www.cutterbuck.com.  At the website select “Investor Relations”. The call will be archived shortly after its completion and will be available on the web through April 15, 2004.  The call can also be accessed at 1-800-642-1687, ID # 6084284 through April 15, 2004.

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward looking statements.  Those factors include, but are not limited to the following: the ability of the company to control costs and expenses; costs associated with the indemnification of former officers; relations with and performance of suppliers; the Company’s ability to carry out successful designs and effectively advertise and communicate with the marketplace and to penetrate chosen distribution channels; competition; access to capital; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; maintaining the integrity of the Company’s technology and information systems; maintaining satisfactory relationships with our banking partners; political and trade relations;  changes in international trade quota systems for apparel;  the overall level of consumer spending on apparel; global economic and political conditions and additional threatened terrorist attacks and responses thereto, including war.  Additional information on these and other factors, which could affect the company’s financial results, are included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the company’s SEC filings that may cause actual results to differ materially from any forward-looking statements.  You should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs, sources, markets and distributes upscale sportswear under the Cutter & Buck brand.  The Company sells its products primarily to golf pro shops and resorts, corporate accounts, upscale specialty retail stores and international distributors and licensees.  Cutter & Buck products feature distinctive, comfortable designs, high-quality materials and manufacturing, and rich detailing.

Cutter & Buck
Table A
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
In thousands, except share & per share amounts)	January 31, 2004	January 31, 2003	January 31, 2004	January 31, 2003
Net sales	$22,540	$25,582	$90,024	$95,394
Cost of sales	12,507	15,608	49,033	56,707
Gross profit	10,033	9,974	40,991	38,687
Operating expenses
Depreciation	1,040	1,383	3,152	3,934
Selling, general & administrative	9,025	10,143	30,029	31,783
Restructuring and asset impairment	(65)	(45)	(55)	3,845
Restatement expenses	1,172	1,275	4,522	2,529
Total operating expenses	11,172	12,756	37,648	42,091
Operating income (loss)	(1,139)	(2,782)	3,343	(3,404)
Interest income (expense)
Interest expense	(31)	(157)	(134)	(528)
Interest income	108	62	193	207
Net interest expense	77	(95)	59	(321)
Income (loss) from continuing operations before taxes	(1,062)	(2,877)	3,402	(3,725)
Income tax expense (benefit)	(205)	(508)	1,215	(795)
Net income (loss) from continuing operations	(857)	(2,369)	2,187	(2,930)
Income (loss) from discontinued retail operations, net of tax	—	(7,331)	146	(8,076)
Net income (loss)	$(857)	$(9,700)	$2,333	$(11,006)

Diluted earnings (loss) per share:
Net Income/(Loss) from continuing operations	$(0.08)	$(0.22)	$0.20	$(0.28)
Net Income/(Loss) from discontinued retail operations	—	(0.69)	0.01	(0.76)
Net Income/(Loss)	$(0.08)	$(0.91)	$0.21	$(1.04)
Shares used in computation of :
Diluted earnings (loss) per share	10,706	10,626	11,068	10,608

Table B:  Management View of Operations and Reconciliation to GAAP Numbers Above:

	Quarter Ending January 31,		Nine Months Ending January 31,
In thousands	2004	2003	2004	2003
Net income (loss) as reported	$(857)	$(9,700)	$2,333	$(11,006)
Less: net income (loss) from discontinued retail operations	—	(7,331)	146	(8,076)
Plus: Income tax expense (benefit)	(205)	(508)	1,215	(795)
Plus: pre-tax (income) expense of closed European operations	(5)	67	67	(477)
Plus: restructuring and asset impairment expenses (reversals)	(65)	(45)	(55)	3,845
Plus: restatement expenses	1,172	1,275	4,522	2,529
= Ongoing wholesale business income before tax	$40	$(1,580)	$7,936	$2,172

Note: During fiscal 2003, we restructured our business to focus our efforts on our wholesale business and discontinued our retail stores business segment.  We now have one business segment, “wholesale”.  To understand the performance of our underlying business, management considers it useful to review our operating results excluding restructuring and restatement expenses and our former European operations.  We adjust our GAAP-based net income to exclude income and expense items that are not directly related to our wholesale business in order to give us better information regarding the pre-tax profitability of our wholesale business.  We use this analysis to compare pretax wholesale business income on a quarterly and year-to-date basis.

Table C: Summary of Net Sales by Strategic Business Unit:

Quarter Ending January 31,

In thousands	2004	2003	$ change	% change
Golf	$4,877	$5,808	$(931)	(16.0)%
Corporate	11,010	12,963	(1,953)	(15.1)%
Specialty Retail	3,926	4,020	(94)	(2.3)%
International	641	674	(33)	(4.9)%
Other	2,086	2,117	(31)	(1.5)%
Total	$22,540	$25,582	$(3,042)	(11.9)%

Nine Months Ending January 31,

In thousands	2004	2003	$ change	% change
Golf	$25,796	$28,984	$(3,188)	(11.0)%
Corporate	39,048	41,330	(2,282)	(5.5)%
Specialty Retail	17,190	16,358	832	5.1%
International	1,871	3,102	(1,231)	(39.7)%
Other	6,119	5,620	499	8.9%
Total	$90,024	$95,394	$(5,370)	(5.6)%

Note:  International sales for the nine months ended January 31, 2003 included $750,000 of direct sales in Europe.

Table D
Condensed Consolidated Balance Sheets
(unaudited, unless otherwise stated)

In thousands	January 31, 2004	April 30, 2003	January 31, 2003
	(audited)
Assets
Current Assets:
Cash and cash equivalents	$23,058	$18,864	$8,847
Restricted cash	—	—	7,000
Short-term investments	18,953	—	—
Accounts receivable	13,159	24,333	15,905
Inventories	24,517	34,539	37,811
Other current assets	3,958	8,326	17,100
Total current assets	83,645	86,062	86,663
Furniture and equipment, net	6,580	8,894	9,529
Other assets	498	722	852
Total assets	$90,723	$95,678	$97,044

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$4,971	$6,381	$8,994
Accrued liabilities	7,815	12,245	7,359
Current portion of capital lease obligations	574	1,732	2,400
Other current liabilities	219	82	447
Total current liabilities	13,579	20,440	19,200
Capital lease obligations, net of current portion, and other liabilities	2,535	3,250	4,879
Total shareholders’ equity	74,609	71,988	72,965
Total liabilities and shareholders’ equity	$90,723	$95,678	$97,044

Table E
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended
In thousands	January 31, 2004	January 31, 2003
Net income (loss)	$2,333	$(11,006)
Net cash provided by operating activities:
Depreciation	3,296	4,612
Deferred gain on sale and leaseback of capital assets	(71)	(95)
Gain on disposals of furniture and equipment	19	95
Amortization of deferred compensation	37	359
Noncash compensation expense	—	130
Noncash restructuring and asset impairment charges	(82)	7,275
Changes in assets and liabilities:
Accounts receivable	11,256	26,000
Inventories	10,022	(11,603)
Prepaid expenses and other current assets	2,387	(4,328)
Accounts payable and accrued liabilities	(3,682)	2,875
Net cash provided by operating activities	25,515	14,314
Net cash used in investing activities	(19,991)	(1,864)
Net cash used in financing activities	(1,330)	(10,592)
Net increase in cash and cash equivalents	4,194	1,858
Cash and cash equivalents, beginning of period	18,864	6,989
Cash and cash equivalents, end of period	$23,058	$8,847